_____________________
                                                   |    OMB APPROVAL     |
                                                   |_____________________|
                                                   |OMB NUMBER: 	 |
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |   February 13, 2023 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...11	 |
                 SCHEDULE 13G                       _____________________|



                    Under the Securities Exchange Act of 1934
                             (Amendment No. 17)*


                      STONERIDGE, INC. (SRI)
                  ---------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                -------------------------------------------------
                         (Title of Class of Securities)


                             	   86183P102
                ----------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2022
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------------------------------------------
CUSIP No.  86183P102			SCHEDULE 13G
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Cooper Creek Partners Management LLC

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [ ]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				 1,858,838
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					1,858,838
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,858,838
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.80%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
          OO
------------------------------------------------------------------------------



CUSIP NO.  86183P102             SCHEDULE 13G


Item 1(a).      Name of Issuer:
		STONERIDGE, INC.



Item 1(b).      Address of Issuer's Principal Executive Offices:
                39675 MacKenzie Drive, Suite 400
                Novi, Michigan 48377



Item 2(a).      Name of Persons Filing:

	(i)	Cooper Creek Partners Management LLC



Item 2(b).      Address of Principal Business Office or, if None, Residence:


	(i)	501 Madison Avenue, Suite 302
		New York, NY 10022
		(address for Cooper Creek Partners Management LLC)


Item 2(c).      Citizenship:

		(i)  Cooper Creek Partners Management LLC- Delaware


Item 2(d).       Title of Class of Securities:
		 Common Stock


Item 2(e).      CUSIP Number:
		86183P102



Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a)

(b)


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Please refer to items 5-9 of the cover pages attached hereto

    (b) Please refer to item 11 of the cover pages attached hereto

    (c)	Please refer to items 5-8 of the cover pages attached hereto


Item 5.  Ownership of Five Percent or Less of a Class.
	 Not Applicable



Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.
	 Not Applicable



Item 8.  Identification and Classification of Members of the Group.
	 Not Apllicable



Item 9.  Notice of Dissolution of Group
	 Not Applicable



Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP NO.  86183P102	          	  SCHEDULE 13G


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2023

Cooper Creek Partners Management LLC

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Title: Managing Member


CUSIP NO.  86183P102          	  SCHEDULE 13G


                                Exhibit A
				Agreement


The undersigned agree that the statement to which this exhibit is appended is filed on behalf of each of them.

Dated:  February 13, 2023



Cooper Creek Partners Management LLC

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Title: Managing Member